EXHIBIT 15.2
November 3, 2006
The Board of Directors and Shareholders
Big 5 Sporting Goods Corporation
E1 Segundo, California
Re: Registration Statement No. 333-104898
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 3, 2006 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Los Angeles, California